Exhibit A

Operating Expense Limits

Fund	Class	Operating Expense Limit
Rational Strategic Allocation Fund	Class A Class C Institutional	0.70% 1.45% 0.45%
Rational Dividend Capture Fund	Class A Class C Institutional	1.25% 1.75% 1.00%
Rational Risk Managed Emerging Markets	Class A Class C Institutional	1.50% 2.25% 1.25%
Rational Real Strategies Fund	Class A Class C Institutional	1.25% 2.00% 1.00%
Rational Defensive Growth Fund	Class A Class C Institutional	1.25% 1.75% 1.00%
Rational Iron Horse Fund	Class A Class C Institutional	2.70% 1.95% 1.70%
Rational Dynamic Momentum Fund	Class A Class C Institutional	2.24% 2.99% 1.99%

Mutual Fund and Variable Insurance Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

Rational Advisors, Inc.

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President